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                                                                      EXHIBIT 11
                           COMMUNITY BANK SYSTEM, INC.
                   STATEMENT RE EARNINGS PER SHARE COMPUTATION

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                                             Three Months Ended                     Six Months Ended
                                                  June 30,                              June 30,
                                           ------------------------               -----------------------
Primary Earnings Per Share                 1996                1995               1996               1995
                                           ----                ----               ----               ----

Net Income                               $3,524,674         $2,570,990         $6,662,819         $5,322,508
Less:  Accrued Dividend on
   Preferred Stock                        (101,250)                  0          (202,500)                  0

Income applicable
   to common stock                       $3,423,424         $2,570,990         $6,460,319         $2,789,110

Weighted average number of
   common shares                          3,682,315          2,777,058          3,682,141          2,789,110
Add: Shares issuable from
   assumed exercise of
   incentive stock options                   31,782             25,193             31,765             25,666

Weighted average number of
   commom shares - adjusted               3,714,097          2,802,251          3,713,906          2,814,776

Primary earnings per share                    $0.92              $0.92              $1.74              $1.89

Fully Diluted Earnings Per Share

Net Income                               $3,423,424         $2,570,990         $6,460,319         $5,322,508

Weighted average number of
   commom shares - adjusted               3,714,097          2,802,251          3,713,906          2,814,776
Add: Equivalent number of
   common shares assuming
   conversion of preferred                        0                  0                  0                  0

Weighted average number of
   common shares - adjusted               3,714,097          2,802,251          3,713,906          2,814,776


Fully diluted earnings per shares             $0.92              $0.92              $1.74              $1.89

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